UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Kinsale Capital Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2035 Maywill Street
Suite 100
Richmond, VA 23230
April 11, 2023
Dear Stockholder:
We cordially invite you to attend Kinsale Capital Group, Inc.’s Annual Meeting of Stockholders. The meeting will be held at The Commonwealth Club, 401 W. Franklin Street, Richmond, VA 23220 at 10:30 A.M., Eastern Daylight Time, on May 25, 2023.
Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.
Thank you for your support of Kinsale Capital Group, Inc.
Sincerely,

Michael P. Kehoe
President, Chief Executive Officer and Director

2035 Maywill Street, Suite 100
Richmond, VA 23230
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:30 A.M., Eastern Daylight Time, on May 25, 2023

Place	The Commonwealth Club, 401 W. Franklin Street, Richmond, VA 23220

Items of Business
1. To elect the nine directors identified in the accompanying proxy statement to serve a one-year term until the 2024 annual meeting of stockholders;

2. To hold an advisory vote on executive compensation;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year 2023; and

4. To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof if you were a holder of shares of our common stock of record at the close of business on March 28, 2023.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. If you are a stockholder of record, you may vote via the Internet at www.proxyvote.com, or, if you have received a printed copy of these proxy materials by mail, you may vote by phone or by signing, dating, and returning your proxy card in the prepaid envelope provided. If you are a beneficial owner, you should follow the voting instructions provided by your broker, bank or other intermediary.

Internet Availability of Proxy Materials	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 25, 2023. Kinsale Capital Group, Inc.’s Proxy Statement and Annual Report to Stockholders are available at: https://materials.proxyvote.com/49714P.

By Order of the Board of Directors,
April 11, 2023	/s/ Amanda Viol
Richmond, Virginia	Amanda Viol
Secretary

2035 Maywill Street
Suite 100
Richmond, VA 23230
PROXY STATEMENT
The Board of Directors of Kinsale Capital Group, Inc. (the “Company,” the “Board,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2023 annual meeting of stockholders to be held at 10:30 A.M., Eastern Daylight Time, on May 25, 2023, and any adjournment or postponement of that meeting (the “Annual Meeting”).
The Annual Meeting will be held at The Commonwealth Club, 401 W. Franklin Street, Richmond, VA 23220. A Notice of Internet Availability of Proxy Materials (the “Proxy Notice”), containing instructions on how to access this Proxy Statement and our Annual Report to Stockholders online, was mailed to stockholders on or about April 11, 2023. On that date, we also began mailing a full set of proxy materials to those stockholders who had previously requested paper copies of our proxy materials.
If you received the Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or our Annual Report to Stockholders. Instead, the Proxy Notice instructs you how you may access this information online and instructs you how you may submit your proxy. If you would like to receive a printed copy of our proxy materials, including our Annual Report to Stockholders, you should follow the instructions for requesting such materials included in the Proxy Notice.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING
Why am I receiving these materials?
We are providing these proxy materials to you in connection with the solicitation, by the Board, of proxies to be voted at our Annual Meeting and at any adjournment or postponement thereof. You are receiving this Proxy Statement because you were a Company stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders.
How do I obtain electronic access to the Annual Report to Stockholders and proxy materials?
This Proxy Statement and our Annual Report to Stockholders are available at https://materials.proxyvote.com/49714P. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by so indicating on our proxy voting website at www.proxyvote.com or on your proxy card. If you hold your shares in “street name,” you should contact your broker, bank or other intermediary for information regarding electronic delivery of proxy materials.
An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.

What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•Proposal 1: To elect the nine directors identified in this Proxy Statement to serve until the 2024 annual meeting of stockholders;
•Proposal 2: To hold an advisory vote on executive compensation;
•Proposal 3: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023; and
•Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:
•“FOR” the election of the nine directors identified in this Proxy Statement to serve a one-year term until the 2024 annual meeting of stockholders;
•“FOR” the approval, on an advisory basis, of the compensation of our executive officers; and
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.
What shares owned by me can be voted?
All shares owned by you as of the Record Date, which is the close of business on March 28, 2023, may be voted by you. These shares include shares that are:
•    held directly in your name as the stockholder of record; and
•    held for you as the beneficial owner through a broker, bank or other nominee.
Who is entitled to vote at the Annual Meeting?
All stockholders who owned shares of our common stock as of the Record Date, which is the close of business on March 28, 2023, may vote at the Annual Meeting, either in person or by proxy. Each common stock holder is entitled to one vote on each matter properly brought before the Annual Meeting. On the Record Date, we had approximately 23,154,620 shares of our common stock outstanding and entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with the transfer agent of our common stock, Computershare Inc. (“Computershare”), you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers or to vote in person at the Annual Meeting. You may vote by phone, via the Internet, or, if you have received a printed copy of these proxy materials by mail, by signing, dating, and returning your proxy card in the prepaid envelope provided.
Beneficial Owner. If your shares are held in an account at a broker, bank or other intermediary, like many of our stockholders, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other intermediary that is the stockholder of record of your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If available, you may also vote by proxy on the Internet or by telephone. Your broker, bank or other intermediary mailed you a proxy notice or proxy card with voting instructions.
How can I vote my shares in person at the Annual Meeting?
Stockholders of record and beneficial owners as of the Record Date may vote in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of ownership of our common stock on the Record Date, such as a proxy card or the legal proxy, voting instruction card provided by your broker, bank or other intermediary, as well as proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the Annual Meeting by proxy. If you are a stockholder of record, you may vote via the Internet at www.proxyvote.com, or, if you have received a printed copy of these proxy materials by mail, you may vote by phone or by signing, dating, and returning your proxy card in the prepaid envelope provided. If you are a beneficial owner, you should follow the voting instructions provided by your broker, bank or other intermediary. Mailed proxy cards must be received no later than May 24, 2023 in order to be counted for the annual meeting.
What is the quorum requirement for the Annual Meeting?
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of our capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the particular matter on which the broker has expressly not voted. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 1, 2 and 3).

Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.
What happens if I do not give specific voting instructions?
If your shares are held in “street name” and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 3 (Ratification of Independent Registered Public Accounting Firm) is considered a routine matter. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. For routine matters, any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a routine matter.
Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote on Executive Compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for Proposal 1 and 2. However, broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the Annual Meeting.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 - Election of nine directors	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 2 - Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 3 - Ratification of independent registered public accounting firm for fiscal year 2023	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposals 1, 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote.

If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described above in “What happens if I do not give specific voting instructions?”
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Who will count the vote?
A representative of Broadridge will tabulate the votes and act as the inspector of election.

Can I revoke my proxy or change my vote?
Yes. You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). Your new vote must be received by 11:59 p.m. Eastern Daylight Time on May 24, 2023. You may also enter a new vote by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
Who will bear the cost of soliciting votes for the Annual Meeting?
We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse the transfer agent, brokerage firms and other persons representing beneficial owners of shares of our common stock for their expenses in forwarding solicitation material to such beneficial owners.
Where may I request a separate copy of this Proxy Statement or the Annual Report to Stockholders if I share an address with other stockholders?
To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. A separate proxy card will be included with the proxy materials for each stockholder. Any stockholder of record who wishes to receive a separate copy of this Proxy Statement or our Annual Report to Stockholders as filed with the SEC without charge may (i) call us at 804-289-1272 or (ii) mail a request to: Kinsale Capital Group, Inc., 2035 Maywill Street, Suite 100, Richmond, VA 23230, Attention: Secretary, and we will promptly deliver the requested materials to you at no additional cost to you. You may also obtain our Annual Report to Stockholders, as well as this Proxy Statement, on the SEC’s website (www.sec.gov), or on our website at http://ir.kinsalecapitalgroup.com.
Is my vote confidential?
Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of our officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 28, 2023, unless otherwise indicated, regarding the beneficial ownership of shares of our common stock by (1) each person (including any group as defined in the Securities Exchange Act of 1934 (the “Exchange Act”)) known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors and director nominees, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. Unless otherwise indicated, the address for each person named below is c/o Kinsale Capital Group, Inc., 2035 Maywill Street, Suite 100, Richmond, Virginia 23230.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting or investment power, which includes the power to dispose such security. A person is also deemed to be a beneficial owner of any securities the person has the right to acquire within 60 days. These securities are deemed to be outstanding for purposes of computing that person's ownership percentage, but not for purposes of computing any other person's ownership percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities. Computations are based on 23,154,620 shares of our common stock outstanding as of March 28, 2023.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	% of Class
Greater than 5% Stockholders:
BlackRock, Inc.(1)	2,473,610	10.7
The Vanguard Group(2)	2,206,845	9.5
Baron Capital Group, Inc. and affiliated entities(3)	2,081,111	9.0
Named Executive Officers and Directors:
Michael P. Kehoe(4)	955,503	4.1
Brian D. Haney(5)	174,490	*
Bryan P. Petrucelli(6)	81,289	*
Mark J. Beachy(7)	6,078	*
Diane D. Schnupp(8)	7,258	*
Steven J. Bensinger(9)	46,887	*
Teresa P. Chia(10)	1,781	*
Robert V. Hatcher, III(11)	1,281	*
Anne C. Kronenberg(12)	9,292	*
Robert Lippincott, III(13)	10,516	*
James J. Ritchie(14)	12,007	*
Frederick L. Russell, Jr.(15)	40,847	*
Gregory M. Share(16)	32,019	*
All executive officers and directors as a group (13 persons)	1,379,248	6.0
* Less than 1%.

(1) Information is based on a Schedule 13G/A filed with the SEC on January 26, 2023 by BlackRock, Inc. BlackRock, Inc. reported sole voting power over 2,434,991 shares of common stock and sole dispositive power over 2,473,610 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2) Information is based on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. The Vanguard Group reported shared voting power over 36,870 shares of common stock, sole dispositive power over 2,148,814 shares of common stock, and shared dispositive power over 58,031 shares of common stock. The address of the Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(3) Information is based on a Schedule 13G/A filed with the SEC on February 14, 2023 by BAMCO INC /NY/ (the “BAMCO 13G”). Baron Capital Group, Inc. and its subsidiaries BAMCO, Inc. and Baron Capital Management, Inc. reported beneficial ownership in the aggregate of 2,081,111 shares of common stock. According to the BAMCO 13G, (i) Baron Capital Group, Inc. and Ronald Baron, who owns a controlling interest in Baron Capital Group, Inc., have shared voting power over 2,011,111 shares of common stock and shared dispositive power over 2,081,111 shares of common stock, (ii) BAMCO, Inc. has shared voting power over 1,883,100 shares of common stock and shared dispositive power over 1,953,100 shares of common stock and (iii) Baron Capital Management, Inc. has shared voting and dispositive power over 128,011 shares of common stock. The address of BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(4) Consists of (i) 295,177 shares of common stock and 16,012 shares of restricted stock held by Michael P. Kehoe directly, (ii) 43,076 shares of common stock Mr. Kehoe has the right to acquire pursuant to options that are currently exercisable, and (iii) 601,238 shares of common stock held by M.P. Kehoe, LLC, of which Mr. Kehoe is a manager.
(5) Consists of (i) 80,581 shares of common stock held in the Brian D. Haney Trust, of which Mr. Haney is the trustee, (ii) 74,831 shares of common stock held in the Elizabeth T. Haney Trust, of which Mr. Haney's spouse is the trustee, (iii) 3,051 shares of common stock and 6,277 shares of restricted stock held by Brian D. Haney directly and (iv) 9,750 shares of common stock Mr. Haney has the right to acquire pursuant to options that are currently exercisable.
(6) Consists of (i) 54,374 shares of common stock and 6,815 shares of restricted stock held by Bryan P. Petrucelli directly and (ii) 20,100 shares of common stock Mr. Petrucelli has the right to acquire pursuant to options that are currently exercisable.
(7) Consists of 1,358 shares of common stock and 4,720 shares of restricted stock held by Mark J. Beachy directly.
(8) Consists of 2,261 shares of common stock and 4,997 shares of restricted stock held by Diane D. Schnupp directly.
(9) Consists of (i) 30,447 shares of common stock and 440 shares of restricted stock held by Steven J. Bensinger directly and (ii) 16,000 shares of common stock Mr. Bensinger has the right to acquire pursuant to options that are currently exercisable.
(10) Consists of 1,341 shares of common stock and 440 shares of restricted stock held by Teresa P. Chia directly.
(11) Consists of 841 shares of common stock and 440 shares of restricted stock held by Robert V. Hatcher, III directly.
(12) Consists of 8,852 shares of common stock and 440 shares of restricted stock held by Anne C. Kronenberg directly.
(13) Consists of 10,076 shares of common stock and 440 shares of restricted stock held by Robert Lippincott, III directly.
(14) Consists of 11,567 shares of common stock and 440 shares of restricted stock held by James J. Ritchie directly.
(15) Consists of (i) 841 shares of common stock and 440 shares of restricted stock held by Frederick L. Russell, Jr. directly, (ii) 16,000 shares of common stock Mr. Russell has the right to acquire pursuant to options that are currently exercisable and (iii) 23,566 shares of common stock held by The Frederick L. Russell, Jr. Revocable Trust, of which Mr. Russell is the trustee.
(16) Consists of (i) 1,579 shares of common stock and 440 shares of restricted stock held by Gregory M. Share directly and (ii) 30,000 shares of common stock held by Ambina Capital Partners LLC, of which Mr. Share is a managing member.

PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, our stockholders will be asked to consider nine nominees for election to the Board to serve a one-year term until the 2024 annual meeting of stockholders.
The names of the nine nominees for director, their current positions and offices, tenure as a Company director, and their board committee memberships are set forth in the table below. All of the nominees are current Company directors and have been determined by the Board to be independent, with the exception of Mr. Kehoe. The Compensation, Nominating and Corporate Governance Committee of the Board (the “CNCG Committee”) has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote of our stockholders at the Annual Meeting. The Board unanimously approved the CNCG Committee’s recommendation at its meeting on February 23, 2023.
The Board expects each nominee to be able to serve if elected. If a nominee is unable to serve, your proxy may be voted for any substitute candidate nominated by the Board. In accordance with our current Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws (“By-Laws”), the nine nominees receiving the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected for a one-year term.

Name	Position with Company	Age	Director Since	Committee Membership	Value of At-Risk Investment (1)
Michael P. Kehoe	President, Chief Executive Officer and Director	56	2009	Investment	$283,746,171
Steven J. Bensinger	Director	68	2015	Chair of Audit	$13,923,564
Teresa P. Chia	Director	41	2021	Audit	$528,886
Robert V. Hatcher, III	Director	66	2021	CNCG	$380,406
Anne C. Kronenberg	Director	63	2017	Chair of Investment	$2,759,352
Robert Lippincott, III	Chair of the Board	76	2010	CNCG	$3,122,831
James J. Ritchie	Director	68	2013	Audit	$3,565,599
Frederick L. Russell, Jr.	Director	63	2010	Investment	$12,129,925
Gregory M. Share	Director	49	2017	Chair of CNCG	$9,508,362
(1) Indicates the total market value of common shares, restricted stock and stock options held by a director based on the closing price of our common stock on March 28, 2023.

The following is additional information about each of the nominees as of the date of this Proxy Statement.
Michael P. Kehoe founded Kinsale in 2009, and serves as one of our directors and as President and Chief Executive Officer. From 2002 to 2008, Mr. Kehoe was the President and Chief Executive Officer at James River Insurance Company and previously served in various senior positions at Colony Insurance Company from 1994 to 2002, finishing as Vice President of Brokerage Underwriting. Mr. Kehoe earned a B.A. in Economics from Hampden-Sydney College and a J.D. from the University of Richmond School of Law.
We believe Mr. Kehoe’s qualifications to serve on the Board include his over 30 years of underwriting, claims and executive experience in the property & casualty industry.

Steven J. Bensinger has served as one of our directors since July 2015. Mr. Bensinger currently serves as Partner and Senior Advisor with Howden Tiger, formerly TigerRisk Partners, LLC, a privately-held reinsurance broker, strategic and risk capital advisor to the insurance industry. Prior to joining Howden Tiger in October 2015, Mr. Bensinger was a Senior Managing Director at FTI Consulting in its Global Insurance Services Practice. From January 2010 to June 2011, he served as Executive Vice President and Chief Financial Officer at The Hanover Insurance Group. From September 2002 to October 2008, Mr. Bensinger held a number of senior executive positions at American International Group, Inc. (AIG), including Chief Financial Officer. He was appointed Vice Chairman, Financial Services, in May 2008 in addition to retaining Chief Financial Officer responsibilities. Mr. Bensinger has also held senior positions with Combined Specialty Group, Inc. (Aon), Chartwell Re Corporation, Skandia America Corporation and Coopers & Lybrand, a predecessor firm of PricewaterhouseCoopers. Mr. Bensinger is a director of Clearcover Insurance Company, The Doctors Company, and Ariel Re Holdings Limited. He earned a B.S. from New York University's Leonard N. Stern School of Business.
We believe Mr. Bensinger’s qualifications to serve on the Board include his more than 30 years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business.
Teresa P. Chia has served as one of our directors since January 2021. Since January 2023, Ms. Chia has served as Chief Financial Officer at Vertafore, Inc., a leading provider of enterprise software and services to the property and casualty insurance industry, including agency management, compliance, workflow, and data solutions. Prior to that, from March 2021 to December 2022, Ms. Chia served as the Managing Director of Post Mills Capital, LLC, where she provided advisory and consulting services to growth-oriented businesses in the insurance, financial services, and consumer sectors. Prior to that, from September 2013 to February 2021, she served as a Managing Director at White Mountains Capital LLC, a subsidiary of White Mountains Insurance Group, Ltd. where she focused on the company's direct investing and merger and acquisition activity in the insurance and financial services sectors. Prior to joining White Mountains, Ms. Chia was an investment professional at Permira Advisers LLC, a global private equity firm, from 2009 to 2013. Prior to joining Permira, Ms. Chia served as an investment professional at Nautic Partners, LLC, a middle-market private equity firm, and in investment banking at Credit Suisse. Ms. Chia earned a B.A. in Economics from Wellesley College and an M.B.A. from Harvard Business School.
We believe Ms. Chia's qualifications to serve on the Board include her investing experience, particularly in the insurance sector, and her experience in investment banking and capital markets transactions.

Robert V. Hatcher, III has served as one of our directors since January 2021. Mr. Hatcher has more than 40 years of insurance industry experience and previously served as Vice Chairman of Willis Re Inc., a reinsurance division of Willis Towers Watson plc, from January 2018 to April 2021. Prior to that position, at Willis Re Inc., Mr. Hatcher served as Executive Vice President from April 2006 to December 2017 and as Senior Vice President from January 1994 to April 2006. Before joining Willis Re Inc., Mr. Hatcher held positions of increasing responsibility at Towers Perrin Reinsurance, Willis Faber Ltd. and Chubb & Son Inc. Mr. Hatcher earned a B.A. in Economics from Hampden-Sydney College.
We believe Mr. Hatcher's qualifications to serve on the Board include his more than 40 years of insurance industry experience.
Anne C. Kronenberg has served as one of our directors since June 2017. Since May 2010, Ms. Kronenberg has been a member of the Board of the Woods Hole Oceanographic Institution, a non-profit organization dedicated to ocean research, exploration, and education where she serves on the Finance Committee. Previously, Ms. Kronenberg served as the Treasurer and Head of the Finance Committee. From August 2003 to January 2010, Ms. Kronenberg was a Managing Director and the Co-head of North American Insurance Investment Banking at J.P. Morgan. Prior to J.P. Morgan, Ms. Kronenberg was a Managing Director in Insurance Investment Banking with Citigroup Solomon Smith Barney from August 1997 to August 2003. Earlier in her career, Ms. Kronenberg was a Principal in Investment Banking at Morgan Stanley both in New York and in London. Ms. Kronenberg is a director of Transamerica Financial Life Insurance Company. She earned a Sc.B. in Physics and Philosophy from Brown University and an M.S. in Finance from MIT Sloan School of Management.
We believe Ms. Kronenberg’s qualifications to serve on the Board include her more than 25 years of experience in the insurance and financial services industries, including leadership positions in insurance investment banking.
Robert Lippincott, III has served as Chair of the Board since March 2015, and has served as one of our directors from July 2010. Mr. Lippincott is the President of Lippincott Consulting, LLC. From November 2005 to September 2006, Mr. Lippincott was the Interim Chief Executive Officer of Quanta Capital Holdings Inc., and previously served as Executive Vice President at Towers Perrin Re. Prior to Towers Perrin, Mr. Lippincott was the Chairman and Chief Executive Officer of the AXA Property and Casualty Reinsurance companies, which he founded in October 1983. Mr. Lippincott was also a director at Quanta Capital Holdings Inc. and AXA Art Insurance Company. He earned a B.S. in Marketing and Management Science from St. Joseph’s College.
We believe Mr. Lippincott’s qualifications to serve on the Board include his 50 years of insurance experience in underwriting and executive positions.
James J. Ritchie has served as one of our directors since January 2013. From 2001 until his retirement in 2003, Mr. Ritchie served as Managing Director and Chief Financial Officer of White Mountains Insurance Group, Ltd.'s OneBeacon Insurance Company, a specialty insurance company, and as the group Chief Financial Officer for White Mountains Insurance Group, Ltd., a financial services holding company. From July 1986 to December 2000, he worked at CIGNA Corporation, where he held a number of senior executive positions. Mr. Ritchie is currently Chairman of the Audit Committee of Nuveen Churchill BDC Inc. Mr. Ritchie’s former board experience includes Chairman of the Board and Audit Committee of Brightsphere Investment Group plc., Fidelity & Guaranty Life Insurance Company (formerly Old Mutual Financial Life Insurance Company, Inc.), and Quanta Capital Holdings Ltd. Mr. Ritchie was also an Audit Committee Chair of Ceres Group, Inc. and Lloyd’s Syndicate 4000, Chairman of the Audit and Risk Committee of Old Mutual Bermuda, and a director of KMG America Corporation. He is a member of the National Association of Corporate Directors and the American Institute of

Certified Public Accountants. Mr. Ritchie earned a B.A. in Economics with honors from Rutgers College and an M.B.A. from Rutgers Graduate School of Business Administration.
We believe Mr. Ritchie’s qualifications to serve on the Board include his extensive background in finance, substantial board experience, strategic and operational leadership and wide-ranging knowledge of operational, risk and control initiatives. His background in financial risk and regulation provides valuable guidance to the Board and our Company in addressing risk management.
Frederick L. Russell, Jr. has served as one of our directors since April 2010. Mr. Russell has been a Managing Partner at Virginia Capital Partners since its inception in 1997. Mr. Russell earned a B.S. from the McIntire School of Commerce at the University of Virginia and an M.B.A. from the University of Pennsylvania, The Wharton School.
We believe Mr. Russell’s qualifications to serve on the Board include his more than 25 years of venture capital and private equity experience, including investments in financial institutions.

Gregory M. Share has served as one of our directors since August 2017, and was previously a member of the Board from its inception in June 2009 to March 2015. Mr. Share has been a Managing Director at Oaktree Capital Management since January 2021. Previously, Mr. Share served as Managing Partner of Ambina Partners LLC from April 2015 to December 2020 until becoming its Chairman. Mr. Share served as a Partner at Moelis Capital Partners LLC from August 2008 to March 2015, and as Managing Director of Fortress Investment Group LLC from August 2003 to July 2008. Prior to joining Fortress, Mr. Share served as Vice President at Madison Dearborn Partners, LLC from August 1998 to July 2003. Mr. Share was a director of Neo Performance Materials Inc from August 2020 to September 2022. Mr. Share earned a B.S. in Economics from the University of Pennsylvania, The Wharton School.
We believe Mr. Share’s qualifications to serve on the Board include his more than 20 years of investment experience, including investments in the insurance industry, in addition to his prior experience as a member of the Board from its inception.
The following table summarizes the skills and experience of our director nominees with respect to certain relevant attributes that we consider important to oversight of the Company.

Name	Financial Industry Experience	Excess and Surplus Lines Experience	Capital Markets and Investing	Corporate Governance	Risk Management
Michael P. Kehoe	✓	✓	✓	✓	✓
Steven J. Bensinger	✓	✓	✓	✓	✓
Teresa P. Chia	✓	✓	✓	✓
Robert V. Hatcher, III	✓	✓		✓	✓
Anne C. Kronenberg	✓		✓	✓	✓
Robert Lippincott, III	✓	✓	✓	✓	✓
James J. Ritchie	✓	✓	✓	✓	✓
Frederick L. Russell, Jr.	✓		✓	✓
Gregory M. Share	✓	✓	✓	✓

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES TO SERVE AS DIRECTORS.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The Board currently consists of nine directors. At the Annual Meeting, all directors will be elected to a one-year term until the next annual meeting of stockholders.
Board Leadership Structure
Our By-Laws provide flexibility to the Board in choosing a Chair of the Board and a Chief Executive Officer by providing that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interests of the Company and our stockholders to combine the roles of Chief Executive Officer and Chair of the Board in the same person. Currently, Robert Lippincott, III serves as our Chair of the Board and Michael P. Kehoe serves as our Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue between the Board and management and provides for strong corporate governance. Additionally, the Chair’s attention to Board and committee matters allows Mr. Kehoe to focus more specifically on overseeing the Company’s operations, strategic opportunities and planning. As Chair of the Board, Mr. Lippincott serves as liaison between management and directors, facilitates discussion during Board meetings and presides at executive sessions, among other responsibilities detailed in our Corporate Governance Guidelines.
Director Independence
The rules of the New York Stock Exchange (“NYSE”) require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Under the rules of NYSE, a director will only qualify as an “independent director” if such person, in the opinion of that company’s board of directors, has no material relationship with the company, either directly or as an officer, partner or stockholder of a company that has a relationship with the company. To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Except for Mr. Kehoe, who is Chief Executive Officer and President of the Company, all director nominees are independent within the meaning of the independent director guidelines of NYSE. In addition, all our Audit Committee and CNCG Committee members meet the independent director guidelines of NYSE. In assessing director independence, the Board took into account certain transactions, relationships, and arrangements involving certain directors and concluded that such transactions, relationships, and arrangements did not impair the independence of such directors. For Mr. Ritchie, the Board considered that Mr. Ritchie's son-in-law is a principal in the advisory practice at KPMG LLP.
Director Attendance
Each director attended at least 75% of the aggregate meetings of the Board and committees that he/she served on during 2022 while he/she was in office.

The Board held six meetings and acted eleven times by unanimous consent during 2022.
The Company does not have a policy about directors' attendance at the Annual Meeting of Stockholders. All director nominees and directors at the time, attended the 2022 Annual Meeting of Stockholders.
Committees of the Board
We have three standing committees of the Board: the Audit Committee; the CNCG Committee; and the Investment Committee.
Audit Committee
Our Audit Committee consists of Mr. Bensinger, who serves as Chair, Ms. Chia, and Mr. Ritchie. NYSE listing rules require each company to have an audit committee of at least three members. Each member of the Audit Committee must meet independence standards under NYSE listing rules and Rule 10A-3 of the Exchange Act. The Board has determined that each Mr. Bensinger, Ms. Chia, and Mr. Ritchie meets these independence standards. Additionally, the Board has determined that both Mr. Ritchie and Mr. Bensinger qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K, and possess financial literacy as defined under NYSE listing rules.
The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to:
•the quality and integrity of our financial statements and our financial reporting process;
•external auditing and the independent registered public accounting firm’s qualifications and independence;
•the performance of our independent registered public accounting firm;
•the integrity and effectiveness of our systems of internal accounting and financial controls;
•the quality and effectiveness of our cybersecurity; and
•our compliance with legal and regulatory requirements.
In so doing, the Audit Committee is responsible for maintaining free and open communication between the committee, our independent registered public accounting firm and our management. In this role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of our Company and has the power to retain outside counsel or other experts for this purpose.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee meets in executive session with the independent registered public accounting firm at least quarterly. For further information, the Audit Committee charter may be accessed at http://ir.kinsalecapitalgroup.com.
The Audit Committee held nine meetings during 2022.

Compensation, Nominating and Corporate Governance Committee
The CNCG Committee consists of Mr. Share, who serves as Chair, and Messrs. Lippincott and Hatcher. Each committee member must be an independent director as defined under Rule 10A-3. The Board has determined that each of the committee members meets these independence standards.
The CNCG Committee assists the Board with reviewing the performance of our management in achieving corporate goals and objectives and assuring that our executives are compensated effectively in a manner consistent with our strategy, competitive practice and the requirements of appropriate regulatory bodies. Toward that end, the CNCG Committee, among other responsibilities, reviews and approves director and executive officer compensation, incentive compensation and equity-based compensation plans, and employee benefit plans. From time to time, the CNCG Committee may form subcommittees, consisting of no fewer than two members, and delegate such power and authority as deemed appropriate. The CNCG Committee also assists the Board by:
•identifying individuals qualified to become board members;
•recommending to the Board the director nominees for the next annual meeting of stockholders;
•leading the Board in its annual review of performance and the Company’s executive compensation plans in light of such annual review;
•evaluating annually the performance of the Chief Executive Officer and other executive officers in light of the goals and objectives of the Company’s executive compensation plans and make recommendations to the Board with respect to these executives’ compensation level based on this evaluation;
•evaluating annually the level of compensation for directors; and
•recommending a code of conduct to the Board.
Mr. Kehoe, our Chief Executive Officer and President, provides the CNCG Committee with his perspective on the performance of other executive officers and certain other senior officers of the Company, and presents compensation recommendations. The CNCG Committee considers recommendations from Mr. Kehoe in its review of executive officer compensation. In addition, Mr. Kehoe is involved in setting the business goals that are used as the performance goals for the bonus incentive plan, subject to Board approval.
The CNCG Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other adviser that it retains. The Company bears all expenses of such service providers. The CNCG Committee engaged an executive compensation consulting firm in 2016 to advise it on compensation matters prior to the Company's IPO. The CNCG Committee did not retain a compensation consultant during fiscal 2022, but may do so in the future.
Our CNCG Committee identifies individuals qualified to become board members, assists the Board in reviewing the backgrounds and qualifications of individuals being considered as director candidates, and recommends to the Board the director nominees for election by the stockholders, or appointment by the Board.
While the CNCG Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. Among attributes the CNCG Committee takes into account are:

experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability, dedication, conflicts of interest and such other relevant factors that the CNCG Committee considers appropriate in the context of the needs of the Board. The CNCG Committee may also take into account legal and regulatory independence requirements. The CNCG Committee selects candidates who have a mix of experiences and backgrounds that will enhance the quality of the Board’s interactions and decisions. The CNCG Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm’s fees and other retention terms, such as fees to be borne by the Company.
The CNCG Committee will consider candidates recommended by stockholders for consideration as directors on the same basis it evaluates other candidates. For details on how stockholders may submit nominations for directors, see “Additional Information - Requirements for Stockholder Proposals to be Brought Before Next Year’s Annual Meeting.”
For further information, the CNCG Committee charter may be accessed at
http://ir.kinsalecapitalgroup.com.
The CNCG Committee held four meetings and acted four times by unanimous consent during 2022.
Investment Committee
Our Investment Committee consists of Ms. Kronenberg, who serves as Chair, and Messrs. Kehoe and Russell. The Investment Committee is appointed by the Board to assist in discharging the Board’s responsibilities in establishing and overseeing the Company’s investment policies and strategies and the implementation of such policies and strategies.
The Investment Committee develops our investment policy and oversees our investment managers.
The Investment Committee held five meetings during 2022.
Corporate Governance Guidelines and Committee Charters
The Board has adopted Corporate Governance Guidelines and written charters for the Audit Committee and the CNCG Committee. Current copies of the Guidelines and the written charters for each of these committees are available on the Company’s website, http://ir.kinsalecapitalgroup.com.
As part of our corporate governance guidelines, our non-employee directors meet in executive session, without management, at each regularly scheduled board meeting. The Chair of the Board presides over these executive sessions.
Risk Management Oversight
The Board oversees the risk management activities designed and implemented by our management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. The Board executes its oversight responsibility for risk management both directly and through its committees. The Board considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

The Board has delegated to the Audit Committee oversight of our risk management process. Our Audit Committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant operational, financial, information technology and regulatory exposures, among others, and the actions management has taken to limit, monitor or control such exposures. Additionally, the Audit Committee is responsible for oversight of the financial reporting process and internal control, including reviewing our annual and interim financial statements. The Board has delegated to the CNCG Committee the oversight of risk related to compensation policies. Our CNCG Committee also considers and addresses risk as it performs its responsibilities. Both standing committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk.

Stockholder Communications with the Board
Stockholders and interested parties may communicate with the Board by sending correspondence to the Board, a specific committee of the Board, or a director at: Kinsale Capital Group, Inc., Attn: Secretary, 2035 Maywill Street, Suite 100, Richmond, VA 23230. The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board.
Our Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. The Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.
Compensation Committee Interlocks and Insider Participation
None of the members of our CNCG Committee and none of our executive officers has had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participating in compensation decisions.
Code of Conduct
We have a Code of Conduct applicable to our directors, officers and employees that complies with the requirements of applicable rules and regulations of the SEC and NYSE. This code is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;
•compliance with applicable governmental laws, rules and regulations; and
•prompt internal reporting to an appropriate person or persons identified in the Code of Conduct of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.
Our Code of Conduct is available at http://ir.kinsalecapitalgroup.com. Any amendments to the Code of Conduct will be disclosed on our website.

Director Compensation
The following table sets forth information concerning compensation earned by our non-employee directors for the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Steven J. Bensinger	120,000	104,909	—	224,909
Teresa P. Chia	95,000	104,909	—	199,909
Robert V. Hatcher, III	95,000	104,909	—	199,909
Anne C. Kronenberg	105,000	104,909	—	209,909
Robert Lippincott, III	125,000	104,909	—	229,909
James J. Ritchie	95,000	104,909	—	199,909
Frederick L. Russell, Jr.	95,000	104,909	—	199,909
Gregory M. Share	105,000	104,909	—	209,909
(1) Represents the fair value of 441 restricted stock awards granted January 1, 2022, calculated in accordance with ASC 718. For information regarding assumptions underlying the valuation of equity awards, see Note 9 to our consolidated financial statements included in our Annual Report to Stockholders.
Directors who are also our employees receive no compensation for serving as directors. Non-employee directors, or their designees, received an annual retainer in the amount of $95,000 for their service on the Board. The Chair of the Board, the Chair of the Audit Committee, the Chair of the CNCG Committee, and the Chair of the Investment Committee received additional annual retainers of $30,000, $25,000, $10,000, and $10,000, respectively, for their service in those capacities. Directors do not receive any fees for attending board or committee meetings. We also reimburse all directors (including employee directors) for reasonable out-of-pocket expenses they incur in connection with their service as directors.
Our directors, or their designees, are eligible to receive grants of our common stock under the 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”) when and if determined by the Board, in consultation with the CNCG Committee, as well as non-qualified stock options and other equity-based awards. On January 1, 2022, each of our non-employee directors received an award of 441 shares of restricted stock, with a grant-date fair market value of $104,909.

The number of shares of restricted stock outstanding as of December 31, 2022 for each director is detailed in the table below. The restricted stock awards vested January 1, 2023. There were no unvested stock option awards as of December 31, 2022.

Name	Restricted Stock Awards (#)
Steven J. Bensinger	441
Teresa P. Chia	441
Robert V. Hatcher, III	441
Anne C. Kronenberg	441
Robert Lippincott, III	441
James J. Ritchie	441
Frederick L. Russell, Jr.	441
Gregory M. Share	441
Family Relationships
There are no family relationships among any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation philosophies, objectives and programs, as well as the compensation-related actions taken in fiscal year 2022 for the following named executive officers (“NEOs”):

Name	Background and Qualifications
Michael P. Kehoe President, Chief Executive Officer and Director Age 56	Mr. Kehoe has served as our Chief Executive Officer and President, and as one of our directors, since June 2009 when he founded Kinsale. From 2002 to 2008, Mr. Kehoe was the President and Chief Executive Officer at James River Insurance Company, and before that, served in various senior positions at Colony Insurance Company from 1994 to 2002, finishing as Vice President of Brokerage Underwriting. Mr. Kehoe earned a B.A. in Economics from Hampden-Sydney College and a J.D. from the University of Richmond School of Law.
Bryan P. Petrucelli Executive Vice President and Chief Financial Officer Age 57	Mr. Petrucelli has served as our Chief Financial Officer since March 2015, as our Treasurer since December 2015, and before that, was our Vice President of Finance from 2009. Prior to his role at the Company, Mr. Petrucelli was a Senior Manager in Ernst & Young’s audit practice with over 13 years of experience serving clients in the insurance industry. Mr. Petrucelli earned a B.B.A. in Finance from James Madison University and a Post Baccalaureate Certificate in Accounting from Virginia Commonwealth University. Mr. Petrucelli is a Certified Public Accountant.
Brian D. Haney Executive Vice President and Chief Operating Officer Age 53	Mr. Haney has served as our Chief Operating Officer since March 2015 and was previously our Chief Actuary from 2009. From 2002 to 2009, Mr. Haney was the Chief Actuary of James River Insurance Company, where he was responsible for the actuarial functions, as well as catastrophe modeling and the purchasing of ceded reinsurance. From 1997 to 2002, Mr. Haney was the Chief Actuary of Colony Insurance Company, and was previously a business manager at Capital One Financial Corporation. Mr. Haney began his career at GEICO as an actuarial associate. He is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Haney earned a B.A. in Mathematics and Economics from the University of Virginia in 1992.
Mark J. Beachy Executive Vice President and Chief Claims Officer Age 55
Mr. Beachy has served as our Executive Vice President and Chief Claims Officer since October 2020. Mr. Beachy was previously Group General Counsel at The Travelers Indemnity Company and led its staff counsel organization of more than 1,000 legal professionals responsible for defending policyholders in civil litigation throughout the United States, the United Kingdom and Canada. From 2006 to 2018, Mr. Beachy served as Managing Counsel at Travelers, leading staff counsel operations and overseeing litigation services in Virginia. Prior to 2006, Mr. Beachy served as a trial attorney defending commercial and personal lines policyholders in bodily injury and property damage litigation. Earlier in his career, Mr. Beachy held positions of increasing responsibility in the claims department of both Travelers and Aetna Casualty and Surety Company. Mr. Beachy earned a B.S. in Journalism from West Virginia University and a J.D. degree from Catholic University, Columbus School of Law. He is licensed to practice law in Virginia and Washington D.C.

Diane D. Schnupp Executive Vice President and Chief Information Officer Age 56
Ms. Schnupp has served as our Executive Vice President and Chief Information Officer since March 2021. Ms. Schnupp joined the Company in May 2019 and previously served as Senior Vice President and Chief Information Officer. Prior to joining the Company, Ms. Schnupp served as Principal Consultant at Impact Makers, Inc., a management and technology consulting firm, from July 2016 to May 2019. Prior to that role, Ms. Schnupp served as Chief Information Officer and Vice President of Capital Center, LLC, a licensed mortgage and real estate broker in Virginia, from October 2012 to June 2016. Ms. Schnupp also held various roles at Genworth Financial, Inc., a Fortune 500 insurance holding company, including Director, Marketing Automation, from May 2008 to October 2012. Ms. Schnupp earned a B.S. in Electrical Engineering from Virginia Polytechnic Institute and State University and an M.S. in Technology Management from Virginia Commonwealth University.

Compensation Philosophy and Objectives
We seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We design the mix of our pay elements to most effectively support our strategic priorities of profitability, growth, operational excellence and the retention of high performing talent. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards, equity awards and other benefits.
Compensation Determination Process
The CNCG Committee is responsible for establishing, maintaining and overseeing our compensation and benefit policies. The CNCG Committee relies significantly on the input and recommendations of our CEO when evaluating factors relative to the compensation of the NEOs (other than the CEO). In addition, our CEO is involved in helping the CNCG Committee to set the business goals that are used as the performance goals for the bonus incentive plan, subject to Board approval. Our CEO provides the CNCG Committee with his assessment of the performance of each NEO and his perspective on the factors described below in developing his recommendations for each NEO’s compensation, including salary adjustments, equity grants and incentive bonuses. The CNCG Committee discusses our CEO’s recommendations and then approves or modifies the recommendations in collaboration with the CEO.
Our CEO’s compensation is determined by the CNCG Committee, which approves any adjustments to his base salary, performance incentive compensation and equity awards from year to year. The CNCG Committee makes determinations regarding our CEO’s compensation independently and without him present. Our CEO attends portions of the CNCG Committee meetings, but does not attend portions of those meetings related to making specific decisions on his compensation.
In addition to recommendations put forth by our CEO, other members of our executive team are involved in the compensation process by assembling data to present to the CNCG Committee. Other members of our executive management team also occasionally attend portions of the CNCG Committee meetings.
The CNCG Committee engaged an executive compensation consulting firm in 2016 to advise it on compensation matters prior to the Company's IPO. The CNCG Committee did not retain a compensation consultant during fiscal 2022, but may do so in the future. The CNCG Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other adviser that it retains. The Company bears all expenses of such service providers.
Executive Stock Ownership Guidelines
The Board believes it is important that key executive officers have meaningful equity ownership in the Company to align such executives' individual interests with the interests of stockholders. As a result, the CNCG Committee adopted executive stock ownership guidelines during 2020. The value of all shares owned outright or beneficially by the executive (or his or her immediate family members), restricted shares, and shares issuable upon the settlement of restricted stock units (regardless of whether they have vested) must equal or exceed a multiple of the executive's respective salary, as shown below. Unexercised stock options, regardless of whether they have vested, are not included when determining compliance with the executive stock ownership guidelines.

Position	Salary Multiple
Chief Executive Officer	5x
Chief Financial Officer	3x
Chief Operating Officer	3x

Until the ownership requirements are achieved, each executive officer is expected to retain at least 50% of the number of shares awarded to him or her under the Company’s Stock Incentive Plan, net of the number of shares the executive officer has applied to the payment of taxes on such awards and excluding any shares held subject to a 10b5-1 Sales Plan in existence as of the effective date of the adopted guidelines.
Each NEO was in compliance with the executive stock ownership guidelines as of December 31, 2022. The CNCG Committee monitors compliance with these guidelines and has the authority to modify them as it deems appropriate.
Anti-Hedging Policy
The Company’s insider trading plan prohibits executive officers, directors, and employees from hedging their ownership of Company common stock, including transactions in puts, calls, or other derivative instruments related to Company common stock. In addition, the Company’s insider trading plan prohibits executive officers, directors, and employees from placing shares of Company common stock in margin accounts, short sales, and pledging shares of Company common stock.
Risk Assessments
With respect to risk related to compensation matters, the CNCG Committee considers, in establishing and reviewing the Company’s compensation program, whether the program encourages unnecessary or excessive risk taking. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are tied to overall corporate performance. A portion of compensation provided to the executive officers may be in the form of options, restricted stock units and restricted stock that are important to help further align executives’ interests with those of the Company’s stockholders. The CNCG Committee believes that our compensation program does not encourage unnecessary or excessive risk-taking.
Executive Compensation Program Elements
The Company’s primary emphasis in determining compensation is to align the interests of employees, including executive officers, with those of stockholders. We provide a level of fixed compensation and, to varying degrees based on career level, meaningful components of variable compensation based on the Company’s short- and long-term financial performance. Our objective is to incentivize employees to think, operate, and manage the business like owners. We design the mix of pay elements to most effectively support our strategic priorities of quality, growth, and operational excellence. In 2022, our compensation consisted of the following components:
Base Salary
The CNCG Committee determined our NEOs’ base salary based on a number of factors, including:
•The nature, responsibilities and duties of the officer's position;
•The officer's expertise, demonstrated leadership ability and prior performance;
•The officer's salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and
•The competitiveness of the market for the officer's services.
We intend for the base salaries of our NEOs to provide a minimum level of compensation for highly qualified executives. The base salaries of our NEOs are subject to occasional modification based on an evaluation of each executive’s contribution, experience, responsibilities, external market data as well as the relative pay among senior executives at the Company. Each factor is considered on a discretionary basis without formulas or weights. We consider relative pay between executives because our perspective is that some consistency in pay emphasizes teamwork across the senior leadership level.

In fiscal year 2022, as part of its annual review of executive compensation, the CNCG Committee reviewed the base salaries of our NEOs, focusing on market competitiveness, business performance, and individual performance. We operate in a highly competitive industry and have been successful in delivering profitable growth, making our employees, including NEOs, attractive to other employers in the labor market. We are proactive and deliberate in our compensation decisions to retain talented employees.
As a result, effective March 1, 2022, the CNCG Committee approved increases to the annual base salary of each of Messrs. Kehoe, Haney, Petrucelli, and Beachy and Ms. Schnupp, in the amounts of $75,000, $35,000, $37,500, $30,000 and $25,000, respectively.
Annual Cash Incentive
All of our employees, including each NEO, are eligible to participate in our annual cash incentive program. Our annual cash incentive program is intended to directly link a portion of our employees' compensation to the financial performance of our business during the current fiscal year, especially as it relates to the compensation of each NEO. The CNCG Committee approved the bonus pool calculation parameters for 2022, which is determined by calculating the amount that is equal to a specified percentage of actual underwriting profit in 2022. Actual underwriting profit is defined as earned premiums less net loss and loss adjustment expenses and underwriting expenses, before any deduction for bonuses.
The CNCG Committee selected actual underwriting profit as the basis for the bonus pool calculation because it believes it is a useful metric to evaluate the Company’s results of operations and our underlying business performance, without regard to investment income.
The CNCG Committee oversees the bonus program, retains discretion in evaluating the individual performance component, and approves the bonus payments of each NEO. Individual awards paid from the pool are determined based on a discretionary assessment of the individual's performance for the year (which takes into account the target bonus for such individual, which is 150% of base salary for Mr. Kehoe, and 125% of base salary for Messrs. Petrucelli, Haney and Beachy and for Ms. Schnupp). Bonus awards are payable in cash by March 15th of the year following the performance year. Bonuses with respect to 2022 were paid to our CEO at approximately 172% of target level and to the other NEOs between approximately 158% and 173% of target level. Actual payouts exceeded targets as a result of the Company's profitability relative to the CNCG's expectations. See “Executive Compensation - Summary Compensation Table” for amounts.
Equity Compensation
In connection with the completion of our IPO in July of 2016, we adopted the Kinsale Capital Group, Inc. 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”). Our 2016 Incentive Plan provides for grant of options, restricted stock awards, restricted stock units and other share-based awards to our officers, employees, directors, independent contractors and consultants. These awards are an important part of our long-term incentive compensation program which we use in order to strengthen the commitment of such individuals to us, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated individuals whose efforts are expected to result in our long-term growth and profitability. All of our outstanding equity awards are governed by the 2016 Incentive Plan. All of our equity awards are subject to vesting conditions and require each executive to remain employed with the Company for a period of time or risk forfeiting the award, except in the event of certain terminations of employment. We granted stock options to our NEOs in 2016 in connection with our IPO and granted restricted stock awards to our NEOs in 2020, 2021, and 2022.
Stock options granted in connection with our IPO have a term of ten years and generally, upon an employee’s termination of employment with us, the employee will have 90 days following the date of such termination to exercise any vested options. If the employee’s termination is due to death or disability, as defined in the 2016 Incentive Plan, the employee or his/her estate, as applicable, may exercise vested options for six months. In no event will an employee be entitled to exercise the option after its original expiration date. All options will be forfeited if an employee’s employment is terminated for cause.
Restricted stock awards vest 25% annually for four years following the date of grant. All unvested restricted stock awards are forfeited if employment is terminated prior to the vesting date for any reason other than due to death or disability, as defined in the 2016 Incentive Plan. If employment terminates prior to the vesting date due to death or disability, as defined in the 2016 Incentive Plan, all unvested restricted stock awards will fully vest as of the termination date. During the period until the restricted stock awards are vested, the grantee has all the rights of a stockholder, including the right to vote the underlying shares of common stock. Any dividends associated with the restricted stock awards will be paid at the time such shares vest, and will not be paid if the shares do not vest.
See “Executive Compensation” for more information on options and restricted stock awards outstanding.
Retirement and Other Benefits
All of our employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance, a 401(k) plan and a health savings account (HSA) plan. Our NEOs are eligible to participate in these plans generally on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan. Our 401(k) plan provides substantially all employees with the ability to make pre- or post-tax retirement contributions in accordance with applicable IRS limits. Matching contributions are provided in an amount equal to 100% of the first 6% of elective contributions by the employee. The 401(k) plan matching contributions provided to our NEOs in 2022, 2021, and 2020 are reflected in the “Executive Compensation - Summary Compensation Table” section under the “All Other Compensation” column heading.
Employment Agreement
We have outstanding obligations under an employment agreement with Mr. Kehoe in connection with his commencement of employment by the Company. Please see the description of Mr. Kehoe's employment agreement in the section entitled “Executive Compensation - Employment Agreement”.
We have not entered into employment agreements with any of our other NEOs.
Advisory Vote on Executive Compensation
Stockholders have the opportunity each year to cast a non-binding advisory vote to approve the executive compensation program. At the 2022 Annual Meeting of Stockholders, approximately 96 percent of the votes cast approved the Company's executive compensation program.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth the compensation of the Company's NEOs, which consist of the CEO, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2022.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total
		($)	($)	($)	($)	($)
Michael P. Kehoe Director, President and Chief Executive Officer	2022	762,500	2,000,000	999,810	21,602	3,783,912
	2021	683,333	1,575,000	749,883	20,645	3,028,861
	2020	591,667	850,000	749,882	18,794	2,210,343
Brian D. Haney Executive Vice President and Chief Operating Officer	2022	379,167	825,000	384,930	20,471	1,609,568
	2021	345,000	725,000	299,990	19,437	1,389,427
	2020	313,333	380,000	299,953	18,794	1,012,080
Bryan P. Petrucelli Executive Vice President and Chief Financial Officer	2022	406,250	825,000	412,440	21,592	1,665,282
	2021	370,833	725,000	349,896	20,577	1,466,306
	2020	341,667	410,000	349,995	19,874	1,121,536
Mark J. Beachy Executive Vice President and Chief Operating Officer(4)	2022	325,000	650,000	329,910	21,418	1,326,328
	2021	300,000	540,000	299,990	19,334	1,159,324
	2020	72,885	400,000	299,949	4,136	776,970
Diane D. Schnupp Executive Vice President and Chief Information Officer	2022	295,833	650,000	299,880	21,347	1,267,060
	2021	270,833	540,000	249,900	20,346	1,081,079
	2020	241,667	250,000	249,910	18,748	760,325

(1) Amounts represent discretionary annual bonus compensation earned by our NEOs under our annual cash bonus plan. In addition to the discretionary performance bonus for 2020, Mr. Beachy's bonus includes a discretionary $100,000 signing bonus. See “Executive Compensation Program Elements - Annual Cash Incentive” above for more information on the 2022 bonus.
(2) Amounts represent the fair value of restricted stock awards granted on March 1, 2022, March 1, 2021 and October 5, 2020 for Mr. Beachy and March 1, 2022, March 1, 2021, and June 1, 2020 for our other NEOs, calculated in accordance with ASC 718. For information regarding assumptions underlying the valuation of equity awards, see Note 9 to our consolidated financial statements included in our Annual Report to Stockholders for the applicable fiscal years.
(3) Amounts in 2022 represent the Company's contributions to the tax qualified 401(k) plans of $18,300 for each NEO and the Company's payment of long-term disability insurance premiums and life insurance premiums, each of which total less than $10,000 for each NEO.
(4) Mr. Beachy joined the Company in October 2020. Amounts represent prorated compensation for 2020.
Grants of Plan-Based Awards
The following table provides information about the restricted stock awards granted to the NEOs in 2022:

		All Other Stock Awards:	Grant Date Fair Value
		Number of Shares of Stock(1)	of Stock Awards
Name	Grant Date	(#)	($)
Michael P. Kehoe	3/1/2022	4,761	999,810
Brian D. Haney	3/1/2022	1,833	384,930
Bryan P. Petrucelli	3/1/2022	1,964	412,440
Mark J. Beachy	3/1/2022	1,571	329,910
Diane D. Schnupp	3/1/2022	1,428	299,880
(1) The number of shares of restricted stock awarded was determined by dividing the dollar amount granted by the CNCG Committee, by the Company's common stock price on the respective grant dates. For additional information on the terms of the award, see the description of equity-based incentive compensation in the section above entitled “Compensation Discussion and Analysis.”
Outstanding Equity Awards at Fiscal Year-End
The following table shows the outstanding equity awards held by the NEOs of the Company as of December 31, 2022, which consists of options to purchase common stock granted under our 2016 Incentive Plan in 2016 and restricted stock awards granted under our 2016 Incentive Plan in 2018, 2019, 2020, 2021 and 2022. For additional information about the option and other equity awards, see the description of equity-based incentive compensation in the section above entitled “Compensation Discussion and Analysis.”

		Option Awards(1)			Stock Awards(2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Number of shares that have not vested (#)	Market value of shares that have not vested ($)
Michael P. Kehoe	7/26/2016	46,576	—	16.00
	6/1/2019				2,238	585,282
	6/1/2020				2,488	650,662
	3/1/2021				3,066	801,820
	3/1/2022				4,761	1,245,097
Brian D. Haney	7/26/2016	10,500	—	16.00
	6/1/2019				746	195,094
	6/1/2020				995	260,212
	3/1/2021				1,227	320,885
	3/1/2022				1,833	479,366
Bryan P. Petrucelli	7/26/2016	30,100	—	16.00
	6/1/2019				746	195,094
	6/1/2020				1,161	303,625
	3/1/2021				1,431	374,235
	3/1/2022				1,964	513,625
Mark J. Beachy	10/5/2020				739	193,263
	3/1/2021				1,227	320,885
	3/1/2022				1,571	410,848
Diane D. Schnupp	6/1/2019				597	156,127
	6/1/2020				829	216,800
	3/1/2021				1,022	267,273
	3/1/2022				1,428	373,451
(1) Options were granted July 27, 2016 in connection with the IPO, vested in four equal installments following the date of grant, and expire on July 27, 2026.
(2) Restricted stock awards vest 25% annually for four years following the date of grant.
Option Exercises and Stock Vested
The following table shows options exercised by NEOs and restricted stock vested during the year ended December 31, 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael P. Kehoe	15,000	3,423,255	8,000	1,754,675
Brian D. Haney	1,500	417,030	2,818	617,567
Bryan P. Petrucelli	14,900	3,200,402	2,969	650,165
Mark J. Beachy	—	—	777	185,904
Diane D. Schnupp	—	—	1,351	294,528

(1) Reflects the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2) Reflects the number of shares of restricted stock multiplied by the market value of the restricted stock on the vesting date.

Potential Payments Upon Termination or Change in Control
On June 4, 2009, Kinsale Management, Inc. entered into an employment agreement with Michael P. Kehoe, our Chief Executive Officer. The agreement had an initial term of three years and provides for automatic renewal for one year terms thereafter unless written notice not to extend the term is provided by Kinsale Management, Inc. or Mr. Kehoe at least 90 days prior to the end of the term.
Kinsale Management may terminate the agreement for cause (as defined in the agreement), without cause, upon disability and may permit the agreement to expire at the end of a term. Mr. Kehoe may terminate the agreement for good reason (as defined in the agreement), resign without good reason or permit the agreement to expire at the end of a term.
If Kinsale Management terminates the agreement without cause or permits the term to expire, or Mr. Kehoe terminates the agreement for good reason, Mr. Kehoe is entitled to continuation of his base salary and benefits for 12 months following the termination date, subject to Mr. Kehoe's execution and non-revocation of a release of claims. If Kinsale Management terminates the agreement for cause or disability, or Mr. Kehoe resigns without good reason or permits the term to expire, Kinsale Management has no further obligations to Mr. Kehoe, except as provided in any bonus or incentive plan. Mr. Kehoe is also subject to confidentiality covenants and one year post-termination non-competition and non-solicitation covenants under the agreement.
No other NEO is a party to any agreement, arrangement, or policy providing for severance or termination benefits other than the equity acceleration reflected in the table below.
The estimated incremental payments and benefits that would be provided to each of our NEOs upon certain terminations of employment are quantified in the following table, assuming termination of employment took place on December 31, 2022.

Name	Severance	Health and Welfare Benefits	Restricted Stock(2)	Total Compensation
Michael P. Kehoe
Involuntary Not for Cause Termination or Voluntary Good Reason Termination(1)	775,000	20,009	—	795,009
Termination for Cause or Resignation without Good Reason	—	—	—	—
Death/Disability	—	—	3,282,861	3,282,861
Brian D. Haney
Death/Disability	—	—	1,255,557	1,255,557
Bryan P. Petrucelli
Death/Disability	—	—	1,386,579	1,386,579
Mark J. Beachy
Death/Disability	—	—	924,996	924,996
Diane D. Schnupp
Death/Disability	—	—	1,013,651	1,013,651

(1) Pursuant to his employment agreement, Mr. Kehoe is entitled to receive continuation of his base salary and benefits for 12 months following a termination of employment by the Company without cause, due to his resignation for good reason or due to expiration of the term.

(2) If employment terminates prior to the vesting date due to death or disability, all unvested restricted stock awards will fully vest as of the termination date. The amounts shown have been calculated using the closing stock price on December 31, 2022, $261.52, multiplied by the number of unvested restricted stock awards held by each NEO.

CEO Pay Ratio
The SEC has issued final rules implementing the provision of the Dodd-Frank Act that require a U.S. publicly-traded company to disclose in its proxy statement the ratio of its Chief Executive Officer’s compensation to that of its median employee. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions and to make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.
We had approximately 465 active employees as of December 31, 2022, excluding the CEO. We calculated the 2022 total compensation for this population in the same manner used to calculate Mr. Kehoe’s total compensation, as reflected in the Summary Compensation Table, and identified our median employee as of December 31, 2022. Compensation for any employees who were employed for less than the full fiscal year was annualized. In determining our median employee, we did not use any of the permitted exemptions. We did not rely on any material assumptions, adjustments, (e.g. cost of living adjustments), or estimates (e.g. statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee to Mr. Kehoe.
In 2022, Mr. Kehoe's total compensation was $3,783,912. The median employee's total compensation in 2022 was $116,782 resulting in a ratio of 32.4 to 1.

Pay Versus Performance
In August 2022, the SEC adopted rules requiring disclosure of information pertaining to both Principal Executive Officer (“PEO”) and other NEO compensation, including separate disclosure of the PEO’s total compensation and other NEOs’ average total compensation calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. To determine Compensation Actually Paid (“CAP”) for the PEO and NEOs, we are required to make certain adjustments to total executive compensation reported in the Summary Compensation Table for equity awards that are calculated in accordance with US GAAP.
The table below details Compensation Actually Paid for our PEO, Michael Kehoe, the average of CAP to our other NEOs, our total shareholder return (“TSR”), the TSR of our peer group (the S&P 500 Property & Casualty Insurance Index), net income, and a company-selected measure. Our company-selected measure, the most important financial performance measure used to link compensation paid to all employees, including executive officers, to company performance for the most recently completed year, is actual underwriting profit. Actual underwriting profit is the performance metric used to determine the bonus pool calculation under the annual cash incentive program and from which the variable compensation is derived.

					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Total Compensation Actually Paid to non-PEO NEOs(2)	Total share-holder return	Peer group total share-holder return (4)	Net income	Actual Underwriting Profit
2022	3,783,912	4,064,879	1,467,060	1,584,237	$258.97	$151.65	159,114,000	200,333,134
2021	3,028,861	3,427,664	1,274,034	1,417,695	$235.07	$127.58	152,659,000	152,209,751
2020	2,210,343	4,087,450	917,728	1,313,635	$197.28	$106.96	88,419,000	64,301,708
(1) Refers to total column reported in the Summary Compensation Table for Mr. Kehoe for each respective year.
(2) Refer to CAP table below for a reconciliation of Summary Compensation Table compensation to CAP.

(3) Average of total compensation reported in the Summary Compensation Table for non-PEO NEOs Brian Haney, Bryan Petrucelli, Mark Beachy, and Diane Schnupp for each of 2020, 2021 and 2022.

(4) Cumulative total returns to the S&P 500 Property & Casualty Insurance Index assuming an initial investment of $100 on December 31, 2019, the measurement period, and the reinvestment of dividends, if any.

Components of Compensation Actually Paid
The table below shows the reconciliation of Summary Compensation Table compensation to CAP for Mr. Kehoe and the average CAP for all other NEOs for the years presented in the CAP table.

				For outstanding and unvested awards as of end of covered fiscal year:
	Year	Summary Compensation Table Total	Less: Stock award value as reported in Summary Compensation Table	Add: Fair value at year-end of any equity awards granted	Add: Change in fair value of equity awards granted in prior years	Add: Change in fair value of awards that vested during fiscal year	Total Compensation Actually Paid
PEO(5):	2022	3,783,912	(999,810)	1,245,097	184,125	(148,445)	4,064,879
	2021	3,028,861	(749,883)	972,256	441,981	(265,551)	3,427,664
	2020	2,210,343	(749,882)	995,647	1,349,925	281,416	4,087,450
Non-PEO	2022	1,467,060	(356,790)	444,323	63,328	(33,684)	1,584,237
NEOs(5):	2021	1,274,034	(299,944)	388,891	114,186	(59,472)	1,417,695
	2020	917,728	(299,952)	372,592	269,069	54,198	1,313,635
(5) With respect to each 2022, 2021 and 2020, the reported PEO is Michael P. Kehoe and reported non-PEO NEOs are Brian Haney, Bryan Petrucelli, Mark Beachy, and Diane Schnupp

Relationship of pay versus performance
The following graph depicts the relationship between the cash and equity portions of compensation of our PEO and average of cash and equity portions of compensation of our non-PEO NEOs and each of net income and actual underwriting profit.

As a result of our compensation philosophy, we grant equity awards to certain employees, including executive officers, in order to align employee incentives with those of shareholders. In recent years, the price of our common stock has increased. As a result, CAP for both the CEO and average of NEOs is heavily influenced by the change in the price of our common stock. Our compensation philosophy, specifically the bonus component in the table above, is intended to align executive bonuses with the performance of our underwriting operations. Equity awards granted to employees are intended to incentivize management, including executive officers, to grow the business over the long-term. We do not view changes in the fair value of previously granted equity awards as a meaningful metric when evaluating executive compensation.

Relationship of Compensation Actually Paid to Total Shareholder Return
The following graph shows the relationship between executive compensation actually paid for both the CEO and average of other NEOs to our TSR and TSR for the S&P 500 Property & Casualty Insurance Index for the period from December 31, 2019 through December 31, 2022. The graph assumes an initial investment of $100 and the reinvestment of dividends, if any.

Executive compensation and total shareholder return
Executive compensation actually paid (in thousands)
$7,500
$5,000
$2,500
$0
$300
$200
$100
Value of initial fixed $100 investment
2020
2021
2022
CEO CAP
NEO CAP
TSR
Peer group TSR

List of most important performance measures
The following table lists the most important measures we used in determining executive compensation for the year ended December 31, 2022:

Most Important Measures for Determining NEO Pay
Actual underwriting profit (1)
Combined ratio (2)
Operating return on equity (3)

(1) See CD&A for description of how actual underwriting profit is calculated.

(2) Combined ratio is the sum of the loss ratio and the expense ratio. Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to earned premiums, net of the effects of reinsurance. Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and insurance expenses to net earned premiums. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

(3) Operating return on equity is a non-GAAP financial measure. We define operating return on equity as net operating earnings, a non-GAAP financial measure, expressed as a percentage of average beginning and ending stockholders’ equity during the period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2022 for a reconciliation of net operating earnings and operating return on equity.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about the Company's equity compensation plans as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	256,357	$16.00	902,906
Equity compensation plans not approved by stockholders	—	—	—
Total	256,357	$16.00	902,906
All of our outstanding equity awards are governed by our 2016 Incentive Plan. Our 2016 Incentive Plan provides for grant of options, restricted stock awards, restricted stock units and other share-based awards to our officers, employees, directors, independent contractors and consultants.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
The Board adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial owners of more than 5% of our common stock (or their immediate family members) is implicated, each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chairperson of our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith in the exercise of its discretion. In the event that any member of our Audit Committee is not a disinterested person with respect to the related person transaction under review, that member is excluded from the review and approval or rejection of such related person transaction and another director may be designated to join the Audit Committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the Audit Committee will review and may, in its discretion, ratify the related person transaction retroactively.
The following are summaries of certain provisions of our related person agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety.

Director and Officer Indemnification Agreements
We entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Second Amended and Restated Certificate of Incorporation and By-Laws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Second Amended and Restated Certificate of Incorporation and By-Laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We believe that these indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help us to attract and retain qualified persons as directors and officers.
Related Person Transactions
The Company entered into the following related person transactions during 2022:
In July 2022, the Company paid Howden Tiger a one-time placement fee of $1.6 million in connection with the issuance of the Company's Series A Senior Notes, as described in our annual report on Form 10-K for the year ended December 31, 2022. Mr. Bensinger is a Partner and Senior Advisor with Howden Tiger.
From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of voting securities of the Company and, as a result, are considered a “related person.” These organizations may provide services to the Company or its benefit plans. In 2022, the following transaction occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities:
BlackRock, Inc., which beneficially owns more than 5% of the Company’s common stock, provides, on an arm’s length basis, investment management services to the Company for which the Company incurred fees of approximately $1.4 million during 2022.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve, in a non-binding advisory vote, the compensation of the named executive officers as disclosed in this Proxy Statement.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.
Accordingly, the Board invites you to review carefully the “Compensation Discussion and Analysis,” “Executive Compensation,” and “Equity Compensation Plan Information” sections of this Proxy Statement, and cast a vote “FOR” the following resolution:
“RESOLVED, that stockholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”
The say-on-pay vote is advisory, and therefore not binding on us, the CNCG Committee or the Board. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. The Board and CNCG Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officers' compensation as disclosed in this Proxy Statement, the Board will consider the stockholders’ concerns and the CNCG Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING RESOLUTION TO APPROVE THE NAMED EXECUTIVE OFFICERS’ COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements as of and for the year ending December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.
The Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF KPMG
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees billed for professional services rendered by KPMG LLP for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Audit Fees	$925,100	$719,700
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$925,100	$719,700

Audit Fees.   Audit fees consist of fees related to (i) audits of the Company’s annual financial statements, internal control over financial reporting, and statutory statements, (ii) interim reviews of quarterly financial statements, (iii) work generally only the independent registered public accounting firm can reasonably provide, such as consents and comfort letters, and (iv) associated expenses.
Pre-Approval of Services
The Audit Committee must review and pre-approve all audit and non-audit services performed by the Company’s independent auditor prior to the engagement. The Audit Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions at the next scheduled meeting.

COMMITTEE REPORTS
Report of the Audit Committee of The Board
Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control. KPMG LLP (“KPMG”) is responsible for performing an independent audit of the Company’s financial statements and expressing opinions on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with the management of the Company and KPMG, with and without management present, the audited financial statements for the fiscal year ended December 31, 2022, management’s assessment of the Company’s internal control over financial reporting and KPMG’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. The Audit Committee also has considered whether KPMG’s provision of non-audit services, if any, to the Company is compatible with the independent registered public accounting firm’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report to Stockholders for the year ended December 31, 2022 for filing with the SEC.
The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm.
Audit Committee Members:
Steven J. Bensinger, Chair, Teresa P. Chia, James J. Ritchie

Compensation, Nominating, and Corporate Governance Committee Report

The CNCG Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” appearing in this Proxy Statement. Based on such review and discussions, the CNCG Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting and incorporated by reference in our Annual Report to Stockholders for the fiscal year ended December 31, 2022.

Compensation, Nominating, and Corporate Governance Committee Members:
Gregory M. Share, Chair, Robert V. Hatcher, III, Robert Lippincott, III

ADDITIONAL INFORMATION
Requirements for Stockholder Proposals to Be Brought Before Next Year’s Annual Meeting
In order for a proposal by a stockholder of the Company to be eligible to be included in the Company’s proxy statement for the 2024 annual meeting of stockholders pursuant to the proposal process mandated by SEC rules, the proposal must be received by the Company on or before December 13, 2023 and must comply with the informational and other requirements set forth in Regulation 14A under the Exchange Act.
Notice of any director nomination or other proposal that you intend to bring before the 2024 annual meeting of stockholders must be delivered to, or mailed and received by, our Secretary, at Kinsale Capital Group, Inc., 2035 Maywill Street, Suite 100, Richmond, VA 23230 not earlier than the close of business on January 25, 2024 and not later than the close of business on February 24, 2024. However, if the date of the 2024 annual meeting of stockholders is advanced or delayed more than 25 days of May 25, 2024 (anniversary date of the 2023 Annual Meeting) then such notice must be received by us no later than the tenth day following the day on which notice of the date of the 2024 annual meeting was made or public announcement of the date of the meeting was first made by us, whichever first occurs. In addition, your notice must set forth the information required by our By-Laws with respect to each director nomination or other proposal that you intend to present at the 2024 annual meeting of stockholders. Copies of the provisions of our By-Laws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.
Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

PROXY CARD

KINSALE CAPITAL GROUP

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 24, 2023. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94659-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KINSALE CAPITAL GROUP, INC.

The Board of Directors recommends a vote FOR all nominees and a vote FOR proposals 2 and 3.

1. Election of nine directors:

Nominee	For	Against	Abstain
1a. Michael P. Kehoe	☐	☐	☐
1b. Steven J. Bensinger	☐	☐	☐
1c. Teresa P. Chia	☐	☐	☐
1d. Robert V. Hatcher, III	☐	☐	☐
1e. Anne C. Kronenberg	☐	☐	☐
1f. Robert Lippincott, III	☐	☐	☐
1g. James J. Ritchie	☐	☐	☐
1h. Frederick L. Russell, Jr.	☐	☐	☐
1i. Gregory M. Share	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory vote to approve executive compensation	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as Independent Registered Public Accounting Firm for fiscal year 2023	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2023 Annual Meeting Admission Ticket

2023 Annual Meeting of
Kinsale Capital Group, Inc. Stockholders

Thursday, May 25, 2023, 10:30 a.m. Eastern Daylight Time
The Commonwealth Club
401 W. Franklin Street, Richmond, VA 23220

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D94660-TBD

Proxy - Kinsale Capital Group, Inc.

Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2023

Michael P. Kehoe and Bryan P. Petrucelli, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Kinsale Capital Group, Inc. to be held on May 25, 2023 or any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)